Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. ANNOUNCES TIMING OF FISCAL 2010 SECOND QUARTER
EARNINGS RELEASE AND PROVIDES PRELIMINARY COMMENTARY ON
FISCAL 2010 SECOND QUARTER RESULTS
Board of Directors Increases Share Repurchase Authorization by $500 Million
Phoenix, Arizona, February 19, 2010 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today announced details for its fiscal 2010 second quarter earnings conference call. In addition, in anticipation of its participation at investor conferences on February 22 and 24, 2010, the Company provided preliminary comments on its second quarter of fiscal 2010 financial results.
Preliminary Fiscal 2010 Second Quarter Results
The Company currently expects consolidated net revenue from continuing operations for the second quarter of fiscal 2010 of approximately $1.07 billion and diluted earnings per share from continuing operations of between $0.77-$0.82. Excluded from these amounts are results from Insight Schools, which the Company expects will be reported as a discontinued operation beginning with the fiscal second quarter.
Included in the results is an approximate $2.7 million after-tax charge, or $0.02 per share, for a reserve relating to a litigation matter. The stated earnings per share range also assumes that BPP’s operations will adversely impact diluted earnings per share from continuing operations by $0.07-$0.09 due to its seasonally weaker revenue as well as the meaningful investments the Company is making into the BPP business. The range also assumes bad debt expense of $73-$76 million or 6.8%-7.1% as a percentage of revenue. As expected, the bad debt expense is higher than in recent quarters due to the economic downturn and the effects of the mix shift to associate students in recent years, as well as the previously disclosed operational changes the Company implemented beginning in late fiscal 2009. For the third and fourth quarters, the Company expects bad debt expense on an absolute dollar basis to be relatively consistent with the second quarter level, which would result in lower bad debt expense as a percentage of revenue from continuing operations due to seasonally higher revenue in the second half of the year.
“Current bad debt levels are higher than we would like; however, we are taking the necessary steps to reverse current trends,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “Importantly, as we outlined on our last earnings call, we continue to transition the business in an effort to shift our student mix towards bachelors and graduate programs, and believe over time this will have many positive effects on the business, including reducing bad debt expense. While we are still in the early phases of these efforts, we are pleased with the initial results, particularly the continued strong enrollment in our bachelor programs.”

Apollo Group Co-Chief Executive Officer Chas Edelstein added, “Apollo Group remains dedicated to providing access to high-quality education and has recently taken additional steps to ensure that only students who are committed to the program and have a reasonable chance to succeed enroll in our institutions. Importantly, we want to help students make this determination prior to burdening themselves with debt. We believe we can accomplish these goals while achieving our long-term internal growth targets.”
Share Repurchase Authorization Update
During the Company’s fiscal second quarter through February 18, 2010, the Company repurchased approximately 3.4 million shares of its Class A common stock at a weighted average purchase price of $59.61 per share for a total expenditure of approximately $200 million. On February 18, 2010, the Board of Directors authorized a $500 million increase to the discretionary share repurchase program, bringing the current aggregate availability under the program to $800 million. Repurchases may be made on the open market or in privately negotiated transactions, pursuant to applicable Securities and Exchange Commission rules, and may include repurchases pursuant to Securities and Exchange Commission Rule 10b5-1 nondiscretionary trading programs.
Fiscal 2010 Second Quarter Conference Call Information
Apollo Group, Inc. also announced today that it would report its fiscal 2010 second quarter results before the market opens on March 29, 2010. The Company will host a conference call to discuss the results in more detail at 5:00 a.m. PT (8:00 a.m. ET) the same day.
Participating from Apollo Group, Inc. will be:

Chas Edelstein, Co-Chief Executive Officer; Greg Cappelli, Co-Chief Executive Officer and Chairman,
Apollo Global; and Brian Swartz, Senior Vice President, Chief Financial Officer and Treasurer.
Dial-In Numbers:

877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 56178523
Please dial in at least five minutes prior to the start of the call. Journalists are invited to listen only. At the conclusion of the call, journalists who wish to ask questions should call the media hotline at (602) 254-0086.
Webcast and Replay:
Investors, journalists and the general public may access a live webcast of this event by visiting the Apollo Group, Inc. website at: www.apollogrp.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.
Telephone Replay:
A telephone replay will be available approximately two hours following the conclusion of the call by dialing:
800-642-1687 (Domestic)

706-645-9291 (International)
Conference ID: 56178523
(Available until April 9, 2010)
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, masters and doctoral levels through its subsidiaries: University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of November 30, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release which are not statements of historical fact, including statements regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.
These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors including but not limited to the impact of economic uncertainties on our business, the effects of changes in our operations and the occurrence of events and circumstances that give rise to the recognition of special items in our financial statements. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu

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